EXHIBIT 19

INSIDER TRADING POLICY

of
STAGEWISE STRATEGIES CORP.
(As Adopted by the Board of Directors on September 20, 2025)

I. STATEMENT OF PURPOSE

This Insider Trading Policy (“Policy”) has been adopted by the Board of Directors of STAGEWISE STRATEGIES CORP. (the “Company”) in order to:
(i) promote compliance with federal securities laws, including Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder;
(ii) preserve the reputation and integrity of the Company; and
(iii) ensure that all directors, officers, employees, and other covered persons conduct transactions in Company securities in a manner that avoids even the appearance of improper trading.

This Policy constitutes an “insider trading policy” for purposes of Item 408(b) of Regulation S-K and is filed as Exhibit 19 to the Company’s Annual Report on Form 10-K.

II. PERSONS AND TRANSACTIONS COVERED

A. Covered Persons

This Policy applies to:

  all directors and executive officers;
  all employees, consultants, and contractors of the Company;
  any other individuals designated by the Compliance Officer; and
  the immediate family members and household members of the foregoing.

Each such individual is referred to in this Policy as a “Covered Person.”

B. Covered Transactions

This Policy applies to all transactions in the Company’s securities, including without limitation:

  common stock;
  preferred stock;
  options, warrants, convertible instruments;
  equity-based awards; and
  any derivative securities that reference Company securities.

III. MATERIAL NON-PUBLIC INFORMATION (“MNPI”)

Covered Persons are strictly prohibited from engaging in any transaction involving Company securities while in possession of MNPI.

For purposes of this Policy:
Material information means information that a reasonable investor would consider important in making a decision to buy, sell, or hold securities. Non-public information means information that has not been disseminated broadly to the marketplace through press releases, SEC filings, or other public channels.

Examples include: unpublished financial results, earnings guidance, mergers or acquisitions, litigation developments, cybersecurity incidents, supply chain disruptions, major customer or vendor changes, leadership changes, or any other significant corporate developments.

IV. PROHIBITED ACTIVITIES

A. Trading on MNPI

No Covered Person may buy, sell, or otherwise transact in Company securities while aware of MNPI.

B. Tipping

Covered Persons may not disclose MNPI to any other person (“tipping”) or make recommendations or express opinions about trading in Company securities while aware of MNPI.

C. Indirect Transactions

Transactions conducted through family members, controlled entities, trusts, partnerships, or third parties are subject to this Policy.

D. Improper Types of Transactions

The following are prohibited unless expressly authorized in writing by the Compliance Officer:

  short sales of Company securities;
  hedging or monetization arrangements (including prepaid variable forward contracts, collars, equity swaps, and similar arrangements);
  transactions in derivative instruments relating to Company securities (other than Company-issued awards);
  pledging or margining Company securities; and
  speculative or high-risk trading strategies involving Company securities.

V. TRADING WINDOWS AND BLACKOUT PERIODS

A. Trading Windows

Directors, executive officers, and other persons designated by the Company (“Restricted Persons”) may engage in transactions involving Company securities only during designated trading windows.
Unless otherwise announced, the Company’s standard trading window opens at the beginning of the second full business day following public release of quarterly or annual earnings and closes at the end of the fifteenth (15th) calendar day of the following month.

B. Blackout Periods

The Company may impose special blackout periods during which all or certain Covered Persons are prohibited from trading. The existence of a blackout period constitutes MNPI and may not be shared externally.

VI. PRE-CLEARANCE REQUIREMENTS

All Restricted Persons must obtain prior written approval from the Compliance Officer before engaging in any transaction in Company securities.
Approval is valid only until the close of trading on the fifth (5th) business day following the date of approval, unless otherwise specified.

The Company may deny pre-clearance for any reason.

VII. RULE 10b5-1 TRADING PLANS

Covered Persons may adopt or modify a Rule 10b5-1 trading plan only if:

  the plan is submitted to the Compliance Officer for review and written pre-approval;
  the plan is adopted during an open trading window;
  applicable cooling-off requirements are satisfied; and
  the plan complies with all SEC rules governing Rule 10b5-1 plans.

The Company may require disclosure of such plans for purposes of SEC reporting.

VIII. CONFIDENTIALITY OBLIGATIONS

Covered Persons must safeguard MNPI and restrict access to such information to individuals with a legitimate business need. Confidential documents must be stored securely, and electronic information must be protected in accordance with Company policies.

IX. REPORTING OF VIOLATIONS

Any Covered Person who becomes aware of a potential violation of this Policy or of applicable securities laws must promptly notify the Compliance Officer.
The Company strictly prohibits retaliation for good-faith reports.

X. ADMINISTRATION OF THE POLICY

A. Compliance Officer

The Company’s General Counsel or such other individual designated by the Board shall serve as the “Compliance Officer” for purposes of administering this Policy.

B. Training and Acknowledgment

The Company may require periodic training and annual acknowledgments from Covered Persons confirming their understanding and compliance.

C. Enforcement and Penalties

Violations of this Policy may result in disciplinary action, including termination of employment or service, as well as civil or criminal liability under federal securities laws.

XI. AMENDMENT AND INTERPRETATION

This Policy may be amended, modified, or terminated by the Board of Directors at any time. The Board has full authority to interpret this Policy, and its determinations are final and binding.

XII. EFFECTIVE DATE

This Policy is effective as of September 30, 2025 and supersedes any prior insider trading policies of the Company.